Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224499

Prospectus

$3,562,407,000

LENNAR CORPORATION

Offers to Exchange

up to $267,708,000 aggregate principal amount of its 6.625% Senior Notes due 2020 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 6.625% Senior Notes due 2020, including related guarantees;

up to $300,000,000 aggregate principal amount of its 2.95% Senior Notes due 2020 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 2.95% Senior Notes due 2020, including related guarantees;

up to $397,610,000 aggregate principal amount of its 8.375% Senior Notes due 2021 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 8.375% Senior Notes due 2021, including related guarantees;

up to $291,965,000 aggregate principal amount of its 6.25% Senior Notes due 2021 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 6.25% Senior Notes due 2021, including related guarantees;

up to $240,805,000 aggregate principal amount of its 5.375% Senior Notes due 2022 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 5.375% Senior Notes due 2022, including related guarantees;

up to $421,441,000 aggregate principal amount of its 5.875% Senior Notes due 2024 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 5.875% Senior Notes due 2024, including related guarantees;

up to $395,535,000 aggregate principal amount of its 5.25% Senior Notes due 2026 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 5.25% Senior Notes due 2026, including related guarantees;

up to $347,343,000 aggregate principal amount of its 5.00% Senior Notes due 2027 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 5.00% Senior Notes due 2027, including related guarantees; and

up to $900,000,000 aggregate principal amount of its 4.75% Senior Notes due 2027 which have been registered under the Securities Act of 1933, including related guarantees, for any and all of its outstanding unregistered 4.75% Senior Notes due 2027, including related guarantees

On November 29, 2017, we issued $300,000,000 aggregate principal amount of unregistered 2.95% Senior Notes due 2020, or the Original 2.95% 2020 Notes, and $900,000,000 aggregate principal amount of unregistered 4.75% Senior Notes due 2027, or the Original 4.75% 2027 Notes, in order to fund a portion of the cash consideration payable by us in connection with our acquisition of CalAtlantic Group, Inc., or CalAtlantic, to pay expenses related to the acquisition and for general corporate purposes. The Original 2.95% 2020 Notes and the Original 4.75% 2027 Notes were issued and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act of 1933, or the Securities Act, and non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.

On February 20, 2018, in exchange for validly tendered and accepted outstanding notes with the same respective interest rates and maturities issued by CalAtlantic, we issued $267,708,000 aggregate principal amount of unregistered 6.625% Senior Notes due 2020, or the Original 6.625% 2020 Notes, $397,610,000 aggregate principal amount of unregistered 8.375% Senior Notes due 2021, or the Original 8.375% 2021 Notes, $291,965,000 aggregate principal amount of unregistered 6.25% Senior Notes due 2021, or the Original 6.25% 2021 Notes, $240,805,000 aggregate principal amount of unregistered 5.375% Senior Notes due 2022, or the

Original 2022 Notes, $421,441,000 aggregate principal amount of unregistered 5.875% Senior Notes due 2024, or the Original 2024 Notes, $395,535,000 aggregate principal amount of unregistered 5.25% Senior Notes due 2026, or the Original 2026 Notes, and $347,343,000 aggregate principal amount of unregistered 5.00% Senior Notes due 2027, or the Original 5.00% 2027 Notes. Such applicable series of Original Notes were offered for exchange, and were issued, only to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.

We refer in this prospectus to the Original 6.625% 2020 Notes, the Original 2.95% 2020 Notes, the Original 8.375% 2021 Notes, the Original 6.25% 2021 Notes, the Original 2022 Notes, the Original 2024 Notes, the Original 2026 Notes, the Original 5.00% 2027 Notes and the Original 4.75% 2027 Notes, collectively, as the Original Notes.

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, up to $267,708,000 aggregate principal amount of new 6.625% Senior Notes due 2020, or the New 6.625% 2020 Notes, up to $300,000,000 aggregate principal amount of new 2.95% Senior Notes due 2020, or the New 2.95% 2020 Notes, up to $397,610,000 aggregate principal amount of new 8.375% Senior Notes due 2021, or the New 8.375% 2021 Notes, up to $291,965,000 aggregate principal amount of new 6.25% Senior Notes due 2021, or the New 6.25% 2021 Notes, up to $240,805,000 aggregate principal amount of new 5.375% Senior Notes due 2022, or the New 2022 Notes, up to $421,441,000 aggregate principal amount of new 5.875% Senior Notes due 2024, or the New 2024 Notes, up to $395,535,000 aggregate principal amount of new 5.25% Senior Notes due 2026, or the New 2026 Notes, up to $347,343,000 aggregate principal amount of new 5.00% Senior Notes due 2027, or the New 5.00% 2027 Notes, and up to $900,000,000 aggregate principal amount of new 4.75% Senior Notes due 2027, or the New 4.75% 2027 Notes, in each case, including related guarantees, for an equal principal amount of any and all outstanding Original Notes of the applicable series, including related guarantees. We refer in this prospectus to the New 6.625% 2020 Notes, the New 2.95% 2020 Notes, the New 8.375% 2021 Notes, the New 6.25% 2021 Notes, the New 2022 Notes, the New 2024 Notes, the New 2026 Notes, the New 5.00% 2027 Notes and the New 4.75% 2027 Notes, collectively, as the New Notes. We refer in this prospectus to the Original Notes and the New Notes, collectively, as the Notes. We refer to the offers to exchange, collectively, as the Exchange Offers.

The terms of each series of New Notes are substantially identical to the terms of the corresponding Original Notes, except that the New Notes will be registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the New Notes. The New Notes will be unconditionally and jointly and severally guaranteed by our direct and indirect wholly-owned subsidiaries that guarantee the Original Notes. Each series of New Notes will be part of the same corresponding Original Notes and will be issued under the applicable Indenture (as defined herein) pursuant to which the corresponding Original Notes were issued. The New Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of New Notes (including related guarantees) in the Exchange Offers.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offers.

The Exchange Offers expire at 5:00 p.m. New York City time on June 11, 2018 unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the New Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the New Notes is anticipated.

You should consider carefully the risk factors beginning on page 12 of this prospectus before deciding whether to participate in the Exchange Offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2018.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than June 4, 2018, which is five full business days before the Expiration Date.

This prospectus may only be used where it is legal to make the Exchange Offers and by a broker-dealer for resales of New Notes acquired in the Exchange Offers where it is legal to do so.

We have not authorized any person to give you any information or to make any representations about the Exchange Offers other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of the prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letters of transmittal accompanying this prospectus state that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 270 days after the Exchange Offer registration statement is declared effective, to the extent permitted by applicable policies and regulations of the Securities and Exchange Commission (“SEC”), the use of this prospectus is permitted by all persons subject to the prospectus delivery requirements of the Securities Act with respect to the New Notes, including, to the extent permitted by applicable policies and regulations of the SEC, holders of the New Notes that are broker-dealers. See “Plan of Distribution.”

References in this prospectus to the terms “Lennar,” “we,” “us,” “our” and “Company” refer to Lennar Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s Internet website at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available on our website, www.lennar.com, free of charge, our annual, quarterly and current reports and any amendments to these reports, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of the prospectus until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended November 30, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2018; and

•	our Current Reports on Form 8-K filed on November 15, 2017 (as amended), November 17, 2017 (Filed on Form 8-K/A), November 30, 2017, January 10, 2018, January 18, 2018, January 19, 2018, February 2, 2018, February 13, 2018, February 14, 2018, February 16, 2018, February 20, 2018, April 12, 2018, April 16, 2018, April 27, 2018 (Filed on Form 8-K/A) and April 27, 2018 (Filed on Form 8-K/A).

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

Lennar Corporation

700 Northwest 107th Avenue

Miami, Florida 33172

Telephone Number: (305) 559-4000

Attention: Office of the General Counsel

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements included or incorporated by reference in this prospectus. It does not contain all the information you should consider before deciding whether to invest in the Notes. You should read in its entirety this prospectus and the documents that are incorporated by reference herein. Investing in the Notes involves risks, as described in the “Risk Factors” section.

Our Business

We are one of the nation’s leading homebuilders, a provider of real estate related financial services, a commercial real estate investment, investment management and finance company through our Rialto segment (“Rialto”) and a developer of multifamily rental properties in select U.S. markets primarily through unconsolidated entities. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. Our homebuilding operations are the most substantial part of our business, comprising $11.2 billion in revenues, or approximately 89% of consolidated revenues, in fiscal 2017. We conduct homebuilding activities in various states, with our largest homebuilding operations in Florida, Texas and California.

We also provide mortgage financing, title insurance and closing services for both buyers of our homes and others. Substantially all of the residential mortgage loans that we originate are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, we retain potential liability for possible claims by purchasers that we breached certain limited industry-standard representations and warranties in the loan sale agreements. Our financial services segment operates generally in the same states as our homebuilding operations, as well as in other states.

The Rialto segment is a commercial real estate investment, investment management, and finance company. Rialto’s primary focus is to manage third-party capital and to originate and sell into securitizations commercial mortgage loans. It also has invested its own capital in mortgage loans, properties and real estate related securities. Rialto is the sponsor of, and an investor in, several investment funds that invest in real estate related assets.

We are actively involved, primarily through unconsolidated entities, in the development, construction and property management of multifamily rental properties. Our Lennar Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.

We also own a substantial minority interest in Five Point Holdings, LLC and its subsidiary, Five Point Operating Company, LLC, which are engaged in three major master planned mixed use developments in California, and we are directly engaged in aspects of the developments.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2018, all of which are incorporated by reference herein.

Acquisition of CalAtlantic

On February 12, 2018, the Company completed the acquisition of CalAtlantic through a transaction in which CalAtlantic was merged with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the “Merger”). The Merger took place pursuant to the Agreement and Plan of Merger dated as of October 29, 2017, among CalAtlantic, the Company and Merger Sub. CalAtlantic is a homebuilder which builds homes across the homebuilding spectrum, from entry level to luxury, in 43 Metropolitan Statistical Areas in 19 states and also provides mortgage, title and escrow services. At February 12, 2018, CalAtlantic owned or controlled approximately 68,000 homesites. As a result of the Merger, Lennar owns or controls approximately 258,000 homesites and is actively selling homes in over 1,300 residential communities in 21 states.

We financed a portion of the cash consideration payable by us in connection the Merger, including the payment of related fees and expenses, with the net proceeds received from the issuance and sale of the Original 2.95% 2020 Notes and the Original 4.75% 2027 Notes. In connection with the Merger, we also assumed or incurred, as applicable, an aggregate principal amount of $3.3 billion in senior notes issued by CalAtlantic or us, respectively. At the closing of the Merger, CalAtlantic had $3.0 billion aggregate principal amount of outstanding senior notes that are not convertible (the “CalAtlantic Notes”) and $275 million aggregate principal amount of outstanding convertible senior notes.

On February 20, 2018, we completed offers to exchange (the “CalAtlantic Exchange Offers”) any and all outstanding CalAtlantic Notes held by certain eligible holders for (1) up to $3.0 billion aggregate principal amount of new notes issued by Lennar having the same maturity and interest rates as the CalAtlantic Notes and (2) cash of $1 for each $1,000 principal amount of CalAtlantic Notes exchanged. Approximately 94.3%, or approximately $2.85 billion, of the CalAtlantic Notes were tendered and accepted in those exchange offers, and we issued the Original Notes and our 8.375% Senior Notes due May 15, 2018 pursuant to those exchange offers. We refer to the approximate $152 million of CalAtlantic Notes not tendered pursuant to the CalAtlantic Exchange Offers as the “Remaining CalAtlantic Notes”. In March 2018, holders of $6.7 million principal amount of CalAtlantic’s 1.625% convertible senior notes due 2018 and $266.2 million principal amount of CalAtlantic’s 0.25% convertible senior notes due 2019 either caused the Company to purchase them for cash or converted them into a combination of the Company’s Class A and Class B common stock and cash, resulting in the Company’s issuing approximately 3,654,000 shares of Class A common stock and 72,000 shares of Class B common stock, and paying $59.1 million in cash to former noteholders. All but $1.3 million of the convertible senior notes (such outstanding convertible senior notes, the “Convertible Senior Notes”) had either been converted or redeemed. See “Other Indebtedness” for a discussion of our Credit Agreement (as defined herein) and other indebtedness.

Corporate Information

We are a Delaware corporation founded in 1954. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC and incorporate by reference into this prospectus.

THE EXCHANGE OFFERS

The following summary contains basic information about the Exchange Offers. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offers, see “The Exchange Offers.”

The Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, up to (i) $267,708,000 aggregate principal amount of our 6.625% Senior Notes due 2020, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 6.625% 2020 Notes, including related guarantees, (ii) $300,000,000 aggregate principal amount of our 2.95% Senior Notes due 2020, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 2.95% 2020 Notes, including related guarantees, (iii) $397,610,000 aggregate principal amount of our 8.375% Senior Notes due 2021, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 8.375% 2021 Notes, including related guarantees, (iv) $291,965,000 aggregate principal amount of our 6.25% Senior Notes due 2021, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 6.25% 2021 Notes, including related guarantees, (v) $240,805,000 aggregate principal amount of our 5.375% Senior Notes due 2022, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 2022 Notes, including related guarantees, (vi) $421,441,000 aggregate principal amount of our 5.875% Senior Notes due 2024, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 2024 Notes, including related guarantees, (vii) $395,535,000 aggregate principal amount of our 5.25% Senior Notes due 2026, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 2026 Notes, including related guarantees, (viii) $347,343,000 aggregate principal amount of our 5.00% Senior Notes due 2027, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 5.00% 2027 Notes, including related guarantees, and (ix) $900,000,000 aggregate principal amount of our 4.75% Senior Notes due 2027, which have been registered under the Securities Act, including related guarantees, for an equal principal amount of our outstanding Original 4.75% 2027 Notes, including related guarantees. The terms of each series of New Notes (including related guarantees) are substantially identical to the terms of the corresponding Original Notes, except that the New Notes will be registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the New Notes. The New

Notes will be unconditionally and jointly and severally guaranteed by our direct and indirect wholly-owned subsidiaries that guarantee the Original Notes. Each series of New Notes will be part of the same corresponding Original Notes and will be issued under the applicable Indenture (as defined herein) pursuant to which the corresponding Original Notes were issued. The New Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of New Notes (including related guarantees) in the Exchange Offers. In connection with the CalAtlantic Exchange Offers, we issued our 8.375% Senior Notes due 2018 in exchange for outstanding notes with the same interest rate and maturity issued by CalAtlantic. However our 8.375% Senior Notes due 2018 are not part of this Exchange Offer because they mature on May 15, 2018 before completion of the Exchange Offers. Holders of Original Notes do not receive any appraisal or dissenters’ rights in connection with the Exchange Offers.

Purpose of the Exchange Offers	The New Notes (including related guarantees) are being offered to satisfy our obligations under the applicable registration rights agreement entered into at the times we issued the applicable series of Original Notes.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The Exchange Offers will expire at 5:00 p.m., New York City time, on June 11, 2018, or on a later date and time to which we extend it. We refer to such time and date as the Expiration Date. Tenders of Original Notes in the Exchange Offers may be withdrawn at any time prior to the Expiration Date. We will exchange the New Notes (including related guarantees) for validly tendered Original Notes (including related guarantees) promptly following the Expiration Date. We refer to such date of exchange as the Exchange Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to participate in the Exchange Offers must follow procedures of The Depository Trust Company’s, or DTC, Automated Tender Offer Program, or ATOP, subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receives, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirms that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the applicable letter of transmittal.

See “The Exchange Offers—Procedures for Tendering Original Notes.”

Consequences of Failure to Exchange Original Notes	You will continue to hold Original Notes (including related guarantees), which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offers. See “The Exchange Offers—Terms of the Exchange Offers” and “The Exchange Offers—Consequences of Failure to Exchange.”

Conditions to the Exchange Offers	The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of the applicable series being tendered or accepted for exchange. The Exchange Offers are subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offers—Conditions to the Exchange Offers.”

Exchange agent	The Bank of New York Mellon is serving as exchange agent in connection with the Exchange Offers.

Certain U.S. Federal Income Tax Considerations	As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note of the corresponding series pursuant to the Exchange Offers should not constitute a taxable exchange and should not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder should have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.

Risk Factors	You should carefully read and consider the risk factors beginning on page 12 of this prospectus before deciding whether to participate in the Exchange Offers.

THE NEW NOTES

The following is a brief summary of the principal terms of the New Notes and is provided solely for your convenience. It is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed Description of the New Notes, see “Description of the New Notes.”

Issuer	Lennar Corporation, a Delaware corporation.

Securities Offered	Up to $3,562,407,000 aggregate principal amount of New Notes, consisting of up to (i) $267,708,000 aggregate principal amount of new 6.625% Senior Notes due 2020, (ii) $300,000,000 aggregate principal amount of new 2.95% Senior Notes due 2020, (iii) $397,610,000 aggregate principal amount of new 8.375% Senior Notes due 2021, (iv) $291,965,000 aggregate principal amount of new 6.25% Senior Notes due 2021, (v) $240,805,000 aggregate principal amount of new 5.375% Senior Notes due 2022, (vi) $421,441,000 aggregate principal amount of new 5.875% Senior Notes due 2024, (vii) $395,535,000 aggregate principal amount of new 5.25% Senior Notes due 2026, (viii) $347,343,000 aggregate principal amount of new 5.00% Senior Notes due 2027, and (ix) $900,000,000 aggregate principal amount of new 4.75% Senior Notes due 2027, in each case, including related guarantees.

Maturity Dates	The New 6.625% 2020 Notes will mature on May 1, 2020.

The New 2.95% 2020 Notes will mature on November 29, 2020.

The New 8.375% 2021 Notes will mature on January 15, 2021.

The New 6.25% 2021 Notes will mature on December 15, 2021.

The New 2022 Notes will mature on October 1, 2022.

The New 2024 Notes will mature on November 15, 2024.

The New 2026 Notes will mature on June 1, 2026.

The New 5.00% 2027 Notes will mature on June 15, 2027.

The New 4.75% 2027 Notes will mature on November 29, 2027.

Interest Rates	The New 6.625% 2020 Notes will bear interest at 6.625% per year.

The New 2.95% 2020 Notes will bear interest at 2.95% per year.

The New 8.375% 2021 Notes will bear interest at 8.375% per year.

The New 6.25% 2021 Notes will bear interest at 6.25% per year.

The New 2022 Notes will bear interest at 5.375% per year.

The New 2024 Notes will bear interest at 5.875% per year.

The New 2026 Notes will bear interest at 5.25% per year.

The New 5.00% 2027 Notes will bear interest at 5.00% per year.

The New 4.75% 2027 Notes will bear interest at 4.75% per year.

Accrual of Interest	Each series of New Notes will accrue interest from the most recent date on which interest has been paid on the corresponding Original Notes accepted in the Exchange Offers or, if no such interest has been paid as of the closing of the Exchange Offers, from the initial date from which interest accrued on the corresponding Original Notes in accordance with its terms.

Interest Payment Dates	New 6.625% 2020 Notes: May 1 and November 1 of each year, beginning on November 1, 2018, payable to holders of record at the close of business on April 15 or October 15, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 6.625% 2020 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 6.625% 2020 Notes will be May 1, 2018.

New 2.95% 2020 Notes: May 29 and November 29 of each year, beginning on November 29, 2018, payable to holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 2.95% 2020 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 2.95% 2020 Notes will be May 29, 2018.

New 8.375% 2021 Notes: January 15 and July 15 of each year, beginning on July 15, 2018, payable to holders of record at the close of business on January 1 or July 1, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 8.375% 2021 Notes.

New 6.25% 2021 Notes: June 15 and December 15 of each year, beginning on June 15, 2018, payable to holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 6.25% 2021 Notes.

New 2022 Notes: April 1 and October 1 of each year, beginning on October 1, 2018, payable to holders of record at the close of business on March 15 or September 15, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 2022 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 2020 Notes was April 1, 2018.

New 2024 Notes: May 15 and November 15 of each year, beginning on November 15, 2018, payable to holders of record at the close of business on May 1 or November 1, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 2024 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 2024 Notes will be May 15, 2018.

New 2026 Notes: June 1 and December 1 of each year, beginning on December 1, 2018, payable to holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 2026 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 2026 Notes will be June 1, 2018.

New 5.00% 2027 Notes: June 15 and December 15 of each year, beginning on June 15, 2018, payable to holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 5.00% 2027 Notes.

New 4.75% 2027 Notes: May 29 and November 29 of each year, beginning on November 29, 2018, payable to holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding each interest payment date. Interest will also be payable on the maturity date of the New 4.75% 2027 Notes. As of the closing of the Exchange Offers, the most recent interest payment date in respect of the Original 4.75% 2027 Notes will be May 29, 2018.

Sinking Fund	None.

Ranking	The New Notes will be our senior, unsecured and unsubordinated obligations and will rank equally with all of our other senior, unsecured and unsubordinated indebtedness that is outstanding from time-to-time, senior to any of our future indebtedness that is expressly subordinated in right of payment to the New Notes, and effectively junior to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The New Notes are structurally subordinated to all existing and future obligations (including borrowings and trade payables) of our subsidiaries that are not then guaranteeing the New Notes. See “Description of the New Notes—The Guarantees.” See also “Risk Factors—Because the New Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries, your ability to be repaid may be adversely affected to the extent particular subsidiaries are not guaranteeing the New Notes at a time when you become entitled to repayment” and “—The fact that the New Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.”

As of February 28, 2018, our subsidiaries had $1.8 billion of indebtedness, including $1.5 billion of secured indebtedness. Of this amount, $1.3 billion ($941.5 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the New Notes when they are issued. As of February 28 2018, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $1.7 billion.

Guarantees	All of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries (other than finance company subsidiaries and foreign subsidiaries) that directly or indirectly guarantee at least $75 million of our indebtedness will guarantee the New Notes. The guarantees by all the subsidiaries that are guaranteeing the New Notes at any time are or will be full and unconditional and joint and several. To the extent these guarantees are effective when the New Notes are issued, or become effective after that, they may subsequently be suspended or released under limited circumstances. At the date of this prospectus, all of our wholly-owned subsidiaries (other than our subsidiaries that (1) engage in the mortgage banking business, (2) own, finance, manage or service real estate assets (i.e., the subsidiaries in our Rialto segment), (3) engage in the development, investment and management of commercial or mixed use properties, (4) engage in the development, investment and management of multi-family rental properties, (5) engage in the installation, development, ownership, servicing, sale or lease of solar power systems or sale of solar power, (6) are prohibited from delivering a guarantee by law, rule, regulation or an agreement, or (7) individually have a net worth of less than $10 million and collectively have an aggregate net worth of not more than $75 million) guarantee our obligations under the Credit Agreement (See “Other Indebtedness”). Accordingly, all of the subsidiaries that guarantee our obligations under the Credit Agreement (except our finance company subsidiaries and our foreign subsidiaries) will guarantee the New Notes when they are issued.

Redemption at our Option	We may redeem the New Notes of each series, in whole or in part, at any time and from time to time.
We may redeem any of the New 6.625% 2020 Notes, New 8.375% 2021 Notes or New 2022 Notes at any time or in part from time to time at a redemption price equal to the greater of (i) 100% of their principal amount; or (ii) the present value of the payments of interest (excluding any interest accrued to the redemption date) and principal (including principal due on redemption) that would be due after the actual redemption date but for such redemption, discounted to the date of the actual redemption, on a semi-annual basis, at the applicable Treasury Rate plus 50 basis points (0.500%).

If we redeem any of the New 2.95% 2020 Notes more than 60 days prior to their scheduled maturity date, the redemption price of those New Notes will be equal to the greater of (i) 100% of their principal amount; or (ii) the present value of the payments of interest (excluding any interest accrued to the redemption date) and principal (including principal due on redemption) that would be due after the actual redemption date if those New Notes were redeemed on the day that is 60 days prior to their scheduled maturity date, discounted to the date of the actual redemption, on a semi-annual basis, at the applicable Treasury Rate plus 25 basis points (0.250%). If we redeem any of the New 2.95% 2020 Notes on or after the date that is 60 days prior to their scheduled maturity date, the redemption price of those New Notes will be equal to 100% of the principal amount of the New 2.95% 2020 Notes.

If we redeem any of the New 6.25% 2021 Notes, New 2024 Notes, New 2026 Notes, New 5.00% 2027 Notes or New 4.75% 2027 Notes more than 180 days prior to the applicable scheduled maturity date, the redemption price of those New Notes will be equal to the greater of (i) 100% of their principal amount; or (ii) the present value of the payments of interest (excluding any interest accrued to the redemption date) and principal (including principal due on redemption) that would be due after the actual redemption date if those New Notes were redeemed on the day that is 180 days prior to the applicable scheduled maturity date, discounted to the date of the actual redemption, on a semi-annual basis, at the applicable Treasury Rate plus 50 basis points (0.500%). If we redeem any of the New 6.25% 2021 Notes, New 2024 Notes, New 2026 Notes, New 5.00% 2027 Notes or New 4.75% 2027 Notes on or after the date that is 180 days prior to the applicable scheduled maturity date, the redemption price of those Notes will be equal to 100% of the principal amount of the New 6.25% 2021 Notes, New 2024 Notes, New 2026 Notes, New 5.00% 2027 Notes or New 4.75% 2027 Notes, as applicable.

In any redemption, we will also pay accrued and unpaid interest on the New Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Offer to Repurchase Upon Change of Control Triggering Event	If there is a Change of Control Triggering Event (as defined herein) with respect to a series of New Notes, we will be required to make an offer to repurchase all the outstanding New Notes of such series at a price in cash equal to 101% of the principal amount of such series of New Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Change of Control Offer.”

Certain Indenture Provisions	The Indentures (as defined herein) governing the New Notes contain covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the New Notes—Certain Covenants.”

DTC Eligibility	The New Notes of each series will be issued in fully registered book-entry form and will be represented by permanent global notes. The global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company. Beneficial interests in global notes will be shown on, and transfers of any of the New Notes will be effected only through, records maintained by DTC and its direct and indirect participants, and an interest in any global note may not be exchanged for certificated notes, except in limited circumstances. See “Description of the New Notes—Delivery and Settlement.”

Form and Denomination	The New Notes of each series will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Trading	We do not intend to apply to list the New Notes on any securities exchange or to have the New Notes quoted on any automated quotation system. Each series of New Notes will be new securities for which there is currently no public market.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that should be carefully considered by the holders of the Original Notes before tendering their Original Notes in the Exchange Offers and investing in the New Notes.

Governing Law	The New Notes and the related Indentures will be governed by the laws of the State of New York.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

The terms of each series of New Notes (including related guarantees) are identical in all material respects to those of the corresponding Original Notes (including related guarantees), except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the New Notes. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offers. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended November 30, 2017 and other filings Lennar may make from time to time with the SEC. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Relating to the Non-Exchanging Holders of the Original Notes

The Exchange Offers are expected to result in reduced liquidity for the Original Notes that are not exchanged.

The trading market for each series of Original Notes that are not exchanged could become more limited than the existing trading market for the Original Notes of that series and could cease to exist altogether due to the reduction in the principal amount of such Original Notes outstanding upon consummation of the Exchange Offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of any series of the Original Notes. If a market for any series of Original Notes that are not exchanged exists or develops, such Original Notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can be no assurance that an active market in any series of the Original Notes will exist, develop or be maintained, or as to the prices at which the Original Notes may trade, whether or not the Exchange Offers are consummated.

Holders of the Original Notes who do not tender their Original Notes will have no further registration rights under the applicable registration rights agreement.

Holders who do not tender their Original Notes, except for limited instances involving the initial purchaser or holders of Original Notes who are not eligible to participate in the Exchange Offers or who do not receive freely transferable New Notes in the Exchange Offers, will not have any further registration rights under the applicable registration rights agreement or otherwise and will not have rights to receive additional interest.

You may not be able to sell your Original Notes if you do not exchange them for corresponding New Notes in the Exchange Offers.

If you do not exchange your Original Notes for corresponding New Notes in the Exchange Offers, your Original Notes will continue to be subject to the restrictions on transfer as stated in the legend on the Original Notes. In general, you may not reoffer, resell or otherwise transfer the Original Notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

The Company does not currently anticipate that it will register the Original Notes under the Securities Act.

Your Original Notes (including related guarantees) will not be accepted for exchange if you fail to follow the Exchange Offer procedures and, as a result, your Original Notes will continue to be subject to existing transfer restrictions and you may not be able to sell your Original Notes.

The Company will not accept your Original Notes (including related guarantees) for exchange if you do not follow the exchange offer procedures. The Company will issue New Notes as part of the Exchange Offers only after a timely receipt of your Original Notes, including an agent’s message and all other required documents. Therefore, if you want to tender your Original Notes, please allow sufficient time to ensure timely delivery. If the Company does not receive your Original Notes, agent’s message and other required documents by the expiration date of the Exchange Offers, we will not accept your Original Notes for exchange. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, the Company will not accept your Original Notes for exchange.

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue New Notes in exchange for Original Notes of the corresponding series pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers—Procedures for Tendering Original Notes” and “The Exchange Offers—Conditions to the Exchange Offers.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from DTC.

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in these Exchange Offers, we expect that the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Original Notes of the applicable series outstanding. If you do not tender your Original Notes following the Exchange Offers, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes of each series is likely to be adversely affected.

Risks Relating to the Notes

Because the New Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries, your ability to be repaid may be adversely affected to the extent particular subsidiaries are not guaranteeing the New Notes at a time when you become entitled to repayment.

Substantially all of our operating assets are held by our subsidiaries. Unless a subsidiary is guaranteeing the New Notes as described under “Description of the New Notes—The Guarantees,” holders of any indebtedness or preferred stock of that subsidiary and other creditors of that subsidiary, including trade creditors, will have claims on the assets of that subsidiary that are prior to the claims of the holders of the New Notes. When the New Notes are issued, some, but not all, of our subsidiaries will be guaranteeing the New Notes, as described under “Description of the New Notes—The Guarantees.” Accordingly, when the New Notes are issued, they will be structurally subordinated to the debt, preferred stock and other obligations of some of our subsidiaries. The respective indentures governing the New Notes do not prohibit any of our subsidiaries from incurring additional liabilities.

As of February 28, 2018, our subsidiaries had $1.8 billion of indebtedness, including $1.5 billion of secured indebtedness. Of this amount, $1.3 billion ($941.5 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the New Notes when they are issued.

The fact that the New Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.

The New Notes will not be, and the Original Notes are not, secured by any of our assets or our subsidiaries’ assets. Therefore, the New Notes will be, and the Original Notes are, in effect, junior to our secured indebtedness to the extent of the value of the assets securing that indebtedness.

In the event of our bankruptcy, liquidation, reorganization or other winding up, the holders of any secured debt would receive payments from the assets securing that debt before you receive any payments from sales of those assets. There may not be sufficient assets remaining after payment of secured debt to pay all or any of the amounts due on the Notes that are then outstanding. The respective indentures governing the Notes do not prohibit us from incurring additional senior debt or secured debt, nor do they prohibit any of our subsidiaries from incurring additional liabilities. Under limited circumstances, if we or a Restricted Subsidiary (i.e., an actual or potential guarantor of the Notes) grants a lien securing indebtedness, we or the subsidiary must equally and ratably secure the Notes and, under the indentures relating to our other currently outstanding senior notes, we or the subsidiary must also equally and ratably secure those other senior notes. However, we and our subsidiaries are permitted to incur many types of secured debt without our being required to secure the Notes or our other senior notes. The New Notes will be, and the Original Notes are, effectively subordinated to that secured debt to the extent of the value of the assets securing it. See “Description of the New Notes—Certain Covenants.”

As of February 28, 2018, our subsidiaries had $1.5 billion of secured indebtedness. Accordingly, as of February 28, 2018, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $1.7 billion.

Federal and state fraudulent transfer laws may affect the enforceability of the guarantees of the Notes, which could impair your ability to receive payments with regard to the Notes.

Any time the subsidiary guarantees of the Notes are in effect, those guarantees, under fraudulent conveyance laws, might be subordinated to existing or future indebtedness incurred by the guarantor subsidiaries, or might not be enforceable, if a court or a creditor’s representative, such as a bankruptcy trustee, concluded that those subsidiaries received less than fair consideration for the guarantees and:

•	were rendered insolvent as a result of issuing the guarantees;

•	at the time they issued the guarantees, were engaged in a business or transaction for which the applicable subsidiaries’ remaining assets constituted unreasonably small capital;

•	at the time they issued the guarantees, intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	at the time they issued the guarantees, intended to hinder, delay or defraud our or their creditors.

The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts mature and become absolute.

The subsidiary guarantees of the Notes contain terms that limit the obligations of individual subsidiaries to amounts that would not render them insolvent, even if they were required to make payments with regard to the Notes. That might avoid subordination of the guarantees under fraudulent conveyance laws in at least some jurisdictions. See “Description of the New Notes—The Guarantees.”

Any guarantees provided by our subsidiaries are subject to possible defenses that may limit your right to receive payment from the guarantors with regard to the Notes.

Although guarantees by many of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries, when they are in effect, provide the holders of the Notes with a direct claim against the assets of those guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to guarantors in certain circumstances. To the extent that guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors. See “Description of the New Notes—The Guarantees.”

All of our Existing Lennar Notes contain the same requirement to provide guarantees as the Notes and some of these Existing Lennar Notes will mature prior to certain series of the Notes.

At February 28, 2018, we had approximately $5.4 billion of outstanding senior notes comprised of (excluding the Original Notes, the Convertible Senior Notes and the Remaining CalAtlantic Notes) our:

•	6.95% senior notes due 2018;

•	8.375% senior notes due 2018;

•	4.125% senior notes due 2018;

•	4.500% senior notes due 2019;

•	4.50% senior notes due 2019;

•	4.750% senior notes due 2021;

•	4.125% senior notes due 2022;

•	4.750% senior notes due 2022;

•	4.875% senior notes due 2023;

•	4.500% senior notes due 2024; and

•	4.750% senior notes due 2025 (collectively, the “Existing Lennar Notes”)

that will rank pari passu with the Notes and contain requirements to provide guarantees on essentially the same terms and conditions as the Notes. Certain of the Existing Lennar Notes have maturity dates prior to the maturity of certain series of the Notes. Accordingly, we will be required to repay or refinance some or all of such Existing Lennar Notes before the applicable series of Notes mature. In addition, certain of the Remaining CalAtlantic Notes (representing approximately $152 million in aggregate principal amount of indebtedness as of February 28, 2018) have maturity dates prior to the maturity of certain of the Notes. See “Other Indebtedness.”

The guarantees of the Notes may be suspended or released.

The principal reason our Restricted Subsidiaries will guarantee the New Notes, and guarantee the Original Notes, is so holders of the Notes will have rights at least as great with regard to those subsidiaries as any other holders of a material amount of unsecured senior debt of Lennar Corporation as a separate entity. Therefore, the guarantee of the Notes by a Restricted Subsidiary will be in effect only while that Restricted Subsidiary directly or indirectly guarantees a material amount of the debt of Lennar Corporation, as a separate entity, to others. At present, most of our homebuilding subsidiaries and some of our other subsidiaries are guaranteeing our obligations under our principal credit facility (see “Other Indebtedness”) and therefore are guaranteeing the Existing Lennar Notes and the Original Notes, and will be guaranteeing the New Notes when they are issued.

The subsidiaries that guarantee the New Notes when they are issued may not be guaranteeing Lennar Corporation debt at all times when Notes are outstanding. The guarantee of the Notes by any Restricted Subsidiary will be suspended if at any time, and for so long as, that Restricted Subsidiary does not directly or indirectly guarantee at least $75 million principal amount of Lennar Corporation’s debt (other than the Existing Lennar Notes, the Notes and any other indebtedness that contains similar guarantee suspension provisions). Therefore, if a Restricted Subsidiary ceases to guarantee directly or indirectly at least $75 million of Lennar

Corporation’s debt obligations, that Restricted Subsidiary’s guarantee of the Notes will be suspended until such time, if any, as it is again directly or indirectly guaranteeing at least $75 million of Lennar Corporation’s debt obligations. If our Restricted Subsidiaries guarantee Lennar Corporation revolving credit lines totaling at least $75 million, we will treat the guarantees of the Notes as remaining in effect even during periods when our borrowings under the revolving credit lines are less than $75 million.

Under the circumstances described under “Description of the New Notes—The Guarantees,” a guarantor may be released entirely from its obligations to guarantee the Notes and the Existing Lennar Notes.

We may not be able to raise the funds necessary to finance the Change of Control Offers required by the indentures governing our senior notes, which would violate the terms of the senior notes.

Upon a Change of Control Triggering Event with respect to us, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. Whenever we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Lennar Notes and any other senior notes with similar provisions, and we may not have sufficient funds to repurchase the Notes, the Existing Lennar Notes and such other senior notes for cash at that time. In addition, our ability to repurchase the Notes, the Existing Lennar Notes or other of our senior notes for cash may be limited by law or the terms of agreements relating to other of our indebtedness that is outstanding at the time. The failure to make a required repurchase of a series of Notes would result in a default with respect to such series of Notes under the applicable indenture governing the Notes. A default under such indenture, or our failure to purchase Existing Lennar Notes or other senior notes after a Change of Control, would also be a default under other debt securities we have issued and such default or the Change of Control itself could cause other borrowings we have incurred to become due. If the repayment of a substantial amount of indebtedness were to be accelerated, we might not have sufficient funds to repay the indebtedness and repurchase the Notes, the Existing Lennar Notes and any other senior notes containing similar provisions. See “Description of the New Notes—Change of Control Offer.”

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries have the right to incur additional debt in the future, subject to any restrictions contained in any of our instruments relating to indebtedness other than the Notes, some or all of which could be secured debt. We will not be restricted under the terms of the applicable indenture governing the Notes from incurring additional unsecured debt (there are restrictions on the secured debt we can incur without equally and ratably securing the Notes and our other senior notes), recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the Notes when they are due.

Some significant restructuring transactions may not constitute Change of Control Triggering Events, in which case we would not be obligated to offer to repurchase the Notes.

If a Change of Control Triggering Event occurs with respect to us, you will have the right to require us to repurchase your Notes. However, the provisions relating to a Change of Control Triggering Event will not afford protection to holders of Notes in the event of some transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute Change of Control Triggering Events requiring us to offer to repurchase the Notes. In the event of any such transaction, the holders of the Notes would not have the right to require us to repurchase their Notes, even though each of those transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

There currently is no public market for the Notes, so you may be unable to sell your Notes.

The New Notes are new securities for which there is currently no public trading market. Consequently, the New Notes may be relatively illiquid, and you may be unable to sell your New Notes. We do not intend to list the

Notes on any securities exchange or to include the Notes in any automated quotation system. In addition, the liquidity of the trading market in any series of Notes, and the market price quoted for such series of Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for any series of Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

An adverse change in the rating of a series of Notes could cause their trading price to fall.

If a rating service that rates a series of Notes were to lower its rating on such series of Notes below the rating it initially assigns to them, or were to announce its intention to put such series of Notes on credit watch, the trading price of such series of Notes could decline.

The Notes are not protected by restrictive covenants.

The indentures governing the Notes do not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indentures contain no covenants or other provisions to afford protection to holders of the Notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Certain Covenants—Mergers and Consolidations” and “Description of the New Notes—Change of Control Offer.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained or incorporated by reference herein may include opinions or beliefs regarding market conditions and similar matters. In many instances those opinions and beliefs are based upon general observations by members of our management, anecdotal evidence and our experience in the conduct of our businesses, without specific investigation or analyses. Therefore, while they reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views or views that are necessarily shared by all who are involved in those industries or markets. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target,” “will” or other words of similar meaning.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from what is anticipated by our forward-looking statements. The most important factors that could cause actual results to differ materially from those anticipated by our forward-looking statements include, but are not limited to: our inability to acquire land at anticipated prices; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; unfavorable outcomes in legal proceedings; our inability to realize all of the anticipated synergy benefits from the Merger; a downturn in the market for residential real estate; changes in general economic and financial conditions that reduce demand for our products and services, lower our profit margins or reduce our access to credit; the possibility that we will incur nonrecurring costs that affect earnings in one or more reporting periods; decreased demand for our Lennar Multifamily rental units or difficulty selling our rental properties; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; the possibility that the benefit from our increasing use of technology will not justify its cost; increased competition for home sales from other sellers of new and resale homes; negative effects of increasing mortgage interest rates; our inability to reduce the ratio of our homebuilding debt to our total capital net of cash; a decline in the value of our land inventories and resulting write-downs of the carrying value of our real estate assets; the failure of the participants in various joint ventures to honor their commitments; difficulty obtaining land-use entitlements or construction financing; natural disasters and other unforeseen events for which our insurance does not provide adequate coverage; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; new laws or regulatory changes that adversely affect the profitability of our businesses; our inability to refinance our debt on terms that are acceptable to us; and changes in accounting conventions that adversely affect our reported earnings.

The list of risks above is not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all risks that might affect our business or the New Notes. Nothing in this prospectus is intended to give assurance regarding our future results or achievements. You should not place undue reliance on the forward-looking statements contained or incorporated in this prospectus, which speaks only as of its date.

Please see our Form 10-K for the fiscal year ended November 30, 2017 and other filings with the SEC for a further discussion of these and other risks and uncertainties which could affect our future results. We undertake no obligation, other than those imposed by securities laws, to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

The New Notes (including related guarantees) are being offered to satisfy our obligations under the applicable registration rights agreement entered into at the times we issued the applicable series of Original Notes (including related guarantees). We will not receive any cash proceeds from the issuance of the New Notes (including related guarantees). The terms of the New Notes (including related guarantees) are identical in all material respects to the form and terms of the Original Notes (including related guarantees), except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes surrendered in exchange for the New Notes will be retired and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended February 28, 2018	Years Ended November 30,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (1)	3.2x	4.4x	4.7x	4.0x	3.5x	3.0x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness and the implied interest component of our rent obligations. Amounts shown are historical and do not give pro forma effect to the Merger (although the three month period ended February 28, 2018 gives effect to the Merger from the date of its consummation).

There was no preferred stock outstanding for any of the periods presented. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios of earnings to fixed charges.

OTHER INDEBTEDNESS

Our indebtedness at February 28, 2018 includes the Existing Lennar Notes, the Original Notes, the Remaining CalAtlantic Notes, the Convertible Senior Notes as well as certain mortgage notes on land and other debt, as further described in our Form 10-Q for the quarter ended February 28, 2018 and other filings, which are incorporated by reference herein. With the exception of the Credit Agreement described below, other than as described in this prospectus, or the documents incorporated by reference in it, none our indebtedness has any covenants that restrict our, or our subsidiaries’, ability to make payments on outstanding indebtedness or to pay dividends, or requires us to maintain financial attributes. All of the Existing Lennar Notes have covenants, similar to those in the indentures governing the New Notes, that limit our, or our subsidiaries’, ability to create liens securing indebtedness or enter into sale and leaseback transactions. We believe that we were in compliance with our debt covenants as of February 28, 2018.

In February 2018, we amended the credit agreement (the “Credit Agreement”) governing our unsecured revolving credit facility. Under the Credit Agreement, we may borrow, on a revolving basis, up to $2.6 billion, subject to additional commitments. The maturity for $2.1 billion of the credit facility is in April 2023, with $70 million maturing in June 2018 and the remaining $50 million maturing in June 2020. As of February 28, 2018, based on our leverage ratio, the interest rate on $2.1 billion of the credit facility was LIBOR plus 1.25%, the interest rate on $70 million of the credit facility was LIBOR plus 1.25% and the interest rate on the remaining $50 million of the credit facility was LIBOR plus 1.5%. The Credit Agreement provides that up to $500 million in commitments may be used for letters of credit. Lennar Corporation’s obligations under the Credit Agreement are guaranteed by substantially the same subsidiaries that will be guaranteeing the New Notes and that guarantee the Existing Lennar Notes. See “Description of the New Notes—The Guarantees.” We also have $260 million of letter of credit facilities with different financial institutions. At February 28, 2018, we had $635.7 million of performance and financial letters of credit outstanding.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

On November 29, 2017, the Company issued and sold (i) $300 million aggregate principal amount of its Original 2.95% 2020 Notes and (ii) $900 million aggregate principal amount of its Original 4.75% 2027 Notes (together with the Original 2.95% 2020 Notes, the “November Notes”). The November Notes were issued and sold to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.

On February 20, 2018, in exchange for validly tendered and accepted CalAtlantic Notes, the Company (x) issued (i) $485,626,000 aggregate principal amount of new 8.375% Senior Notes due May 15, 2018 (the “8.375% Senior Notes due 2018 Notes”), (ii) $267,708,000 aggregate principal amount of Original 6.625% 2020 Notes, (iii) $397,610,000 aggregate principal amount of Original 8.375% 2021 Notes, (iv) $291,965,000 aggregate principal amount of Original 6.25% 2021 Notes, (v) $240,805,000 aggregate principal amount of Original 2022 Notes, (vi) $421,441,000 aggregate principal amount of Original 2024 Notes, (vii) $395,535,000 aggregate principal amount of Original 2026 Notes and (viii) $347,343,000 aggregate principal amount of Original 5.00% 2027 Notes and (y) made a payment of cash in lieu of principal amounts of Original Notes for principal amounts not in integral multiples of $1,000. Such applicable series of Original Notes were offered for exchange, and were issued, only to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. Our 8.375% Senior Notes due 2018 that were issued in exchange for outstanding notes with the same interest rate and maturity issued by CalAtlantic are not part of this Exchange Offer, because they mature on May 15, 2018 before completion of the Exchange Offers.

The Original Notes may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

In connection with the issuance and sale of the November Notes, the Company entered into a registration rights agreement, dated November 29, 2017, by and among the Company, the initial purchasers and the guarantors named therein. In connection with the exchange and issuance of the applicable series of Original Notes pursuant to the CalAtlantic Exchange Offers, the Company entered into a registration rights agreement, dated February 20, 2018, by and among the Company, the dealer managers and the guarantors named therein. The registration rights agreements contain substantially identical terms and provide that with respect to the applicable series of Original Notes (and related guarantees) to which it relates that the Company and the guarantors named therein (collectively, the “Issuers”) shall:

•	within 270 days after the consummation of the Merger, file a registration statement on an appropriate registration form relating to each Exchange Offer; and

•	use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days after the consummation of the Merger.

In addition, we have agreed to keep the each Exchange Offer open not less than 30 days (or longer if required by applicable law) after the date on which notice of the applicable Exchange Offer is mailed to the holders of the Original Notes. The New Notes are being offered under this prospectus to satisfy these obligations of the Issuers under the applicable registration rights agreement entered into at the times we issued the applicable series of Original Notes. These Exchange Offers consist of nine separate Exchange Offers, one for each series of Original Notes.

Terms of the Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, New Notes (including related guarantees) for an equal principal amount of the applicable series of Original Notes (including related guarantees). The terms of each series of New Notes (including related guarantees) are substantially identical in all material respects to those of the corresponding Original Notes (including related guarantees), except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the New Notes. Each series of New Notes will be part of the same series as the corresponding Original Notes. Each series of New Notes will be entitled to the benefits of the applicable Indenture under which the corresponding Original Notes were issued. See “Description of the New Notes.”

The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange. As of the date of this prospectus, (i) $267,708,000 aggregate principal amount of Original 6.625% 2020 Notes, (ii) $300,000,000 aggregate principal amount of Original 2.95% 2020 Notes, (iii) $397,610,000 aggregate principal amount of Original 8.375% 2021 Notes, (iv) $291,965,000 aggregate principal amount of Original 6.25% 2021 Notes, (v) $240,805,000 aggregate principal amount of Original 2022 Notes, (vi) $421,441,000 aggregate principal amount of Original 2024 Notes, (vii) $395,535,000 aggregate principal amount of Original 2026 Notes, (viii) $347,343,000 aggregate principal amount of Original 5.00% 2027 Notes, and (ix) $900,000,000 aggregate principal amount of Original 4.75% 2027 Notes were outstanding. Original Notes tendered in the Exchange Offers must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, the Company believes that holders of New Notes may transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

(1) acquired the New Notes in the ordinary course of the holders’ business;

(2) are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes;

(3) are not affiliates of the Company within the meaning of Rule 405 under the Securities Act;

(4) are not broker-dealers who acquired Original Notes directly from the Company; and

(5) are not broker-dealers who acquired Original Notes as a result of market-making or other trading activities.

See “Plan of Distribution.”

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution.”

The letters of transmittal that accompanies this prospectus state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. We have also agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes.

Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of Original Notes for New Notes in the applicable Exchange Offer.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offers expire on the Expiration Date, which is 5:00 p.m., New York City time, on June 11, 2018 unless we, in our sole discretion, extend the period during which the Exchange Offers are open.

We reserve the right to extend the Exchange Offers at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York Mellon, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offers, all Original Notes previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by us.

The Exchange Date will promptly follow the Expiration Date. We expressly reserve the right to:

•	extend the Exchange Offers, delay acceptance of Original Notes due to an extension of the Exchange Offers or terminate the Exchange Offers and not accept for exchange any Original Notes for any reason, including if any of the conditions set forth under “—Conditions to the Exchange Offers” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offers in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offers, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offers following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date, we will exchange the New Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent New Notes for applicable series of Original Notes validly tendered, not validly withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offers. See “—Acceptance of Original Notes for Exchange; Delivery of New Notes.”

This prospectus and the accompanying letters of transmittal and other relevant materials will be mailed or sent by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering Original Notes

To participate in the Exchange Offers, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the New Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No applicable letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offers within two business days after this prospectus is mailed or sent to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the applicable letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the instructions in the applicable letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the exchange agent, the Trustee, nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offers.

In all cases, we will issue the New Notes for the Original Notes that we have accepted for exchange under the Exchange Offers only after the exchange agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offers.

Each broker-dealer that receives the New Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See “Plan of Distribution.”

Terms and Conditions Contained in the Letters of Transmittal

The accompanying letters of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offers.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire New Notes issuable upon the exchange of the tendered

Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of New Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the applicable letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offers generally, thereby certify that:

•	any New Notes (and related guarantees) acquired by such holder in exchange for the Original Notes tendered will be acquired in the ordinary course of business;

•	such holder has no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the New Notes;

•	such holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of any Issuer nor a broker-dealer that acquired Original Notes directly from such persons or, if such holder is an affiliate (as so defined) of such persons or a broker-dealer that acquired Original Notes directly from such persons, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the New Notes; and

•	such holder is not restricted by any law or policy of the U.S. Securities and Exchange Commission (the “SEC”) from trading the New Notes acquired in the Exchange Offers.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letters of transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name of the holder, the principal amount of Original Notes delivered for exchange, a statement that such holder is withdrawing such holder’s election to have such Original Notes exchanged and the number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties. None of the Company, the exchange agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or incur any liability for failure to give any such notification.

Acceptance of Original Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the Exchange Offers, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the New Notes will be made on the Exchange Date. For purposes of the Exchange Offers, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the New Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding New Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offers.

Conditions to the Exchange Offers

Notwithstanding any other provision of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to issue New Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offers by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offers, if, in our reasonable determination:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the Exchange Offers;

•	assessing or seeking any damages as a result thereof;

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offers; or

•	the Exchange Offers violate any applicable law or any applicable interpretation of the staff of the SEC; or

•	a material adverse change has occurred in the business, condition (financial or otherwise), operations, or prospects of any Issuer.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offers regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offers.

In addition, we reserve the right to take any action with respect to the Exchange Offer for one series of Original Notes (including, without limitation, extending, amending, terminating or waiving a condition to the Exchange Offer with respect to such series) without taking the same action with respect to the Exchange Offers for the other series of Original Notes.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no New Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indentures under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the Exchange Offers. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letters of transmittal, should be directed to the exchange agent addressed as follows:

By Overnight Delivery or Mail (Registered

or Certified Mail Recommended):

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations- Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Melissa Vollick

Phone: 315-414-3349

Fax: (732) 667-9408

Email: CT_REORG_UNIT_INQUIRIES@BNYMELLON.COM

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service. The Trustee and the Exchange Agent are not responsible for and make no representation as to the validity, accuracy or adequacy of this prospectus and any of its contents, and are not be responsible for any of our statements or any other person in this prospectus or in any document issued or used in connection with it or the Exchange Offers. The Trustee and the Exchange Agent make no recommendation to any holder whether to tender Original Notes pursuant to the Exchange Offers or to take any other action.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offers and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offers other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offers will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offers or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offers in any jurisdiction.

Appraisal or Dissenters’ Rights

Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offers.

Transfer Taxes

You will not be obligated to pay transfer taxes, if any, applicable to the tendering of Original Notes to us and the issuance of New Notes in the Exchange Offers, unless we are instructed to issue or cause to be issued New Notes, or Original Notes not tendered or accepted in the Exchange Offers are requested to be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the applicable letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.

Income Tax Considerations

We advise you to consult your own tax advisors as to your particular circumstances and the effects of any U.S. federal, state, local or non-U.S. tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange and should not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder should have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for New Notes in the Exchange Offers will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

UPON COMPLETION OF THE EXCHANGE OFFERS, DUE TO THE RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES AND THE ABSENCE OF SIMILAR RESTRICTIONS APPLICABLE TO THE NEW NOTES, IT IS EXPECTED THAT THE MARKET, IF ANY, FOR ORIGINAL NOTES WILL BE LESS LIQUID THAN THE MARKET FOR NEW NOTES. CONSEQUENTLY, HOLDERS OF ORIGINAL NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFERS COULD EXPERIENCE SIGNIFICANT DIMINUTION IN THE VALUE OF THEIR ORIGINAL NOTES COMPARED TO THE VALUE OF THE NEW NOTES.

DESCRIPTION OF THE NEW NOTES

The following description of certain material terms of the New Notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indentures, including definitions therein of certain terms.

The New 6.625% 2020 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and The Bank of New York Mellon, as trustee (the “Trustee”) (the “2020 Notes Indenture”). The terms of the New 6.625% 2020 Notes will include those stated in the 2020 Notes Indenture, as well as those made part of the 2020 Notes Indenture by reference to the Trust Indenture Act. The New 2.95% 2020 Notes will be issued under and governed by an indenture, dated as of November 29, 2017 between us and the Trustee (the “November Notes Indenture”). The terms of the New 2.95% 2020 Notes will include those stated in the November Notes Indenture, as well as those made part of the November Notes Indenture by reference to the Trust Indenture Act. The New 8.375% 2021 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “8.375% 2021 Notes Indenture”). The terms of the New 8.375% 2021 Notes will include those stated in the 8.375% 2021 Notes Indenture, as well as those made part of the 8.375% 2021 Notes Indenture by reference to the Trust Indenture Act. The New 6.25% 2021 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “6.25% 2021 Notes Indenture”). The terms of the New 6.25% 2021 Notes will include those stated in the 6.25% 2021 Notes Indenture, as well as those made part of the 6.25% 2021 Notes Indenture by reference to the Trust Indenture Act. The New 2022 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “2022 Notes Indenture”). The terms of the New 2022 Notes will include those stated in the 2022 Notes Indenture, as well as those made part of the 2022 Notes Indenture by reference to the Trust Indenture Act. The New 2024 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “2024 Notes Indenture”). The terms of the New 2024 Notes will include those stated in the 2024 Notes Indenture, as well as those made part of the 2024 Notes Indenture by reference to the Trust Indenture Act. The New 2026 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “2026 Notes Indenture”). The terms of the New 2026 Notes will include those stated in the 2026 Notes Indenture, as well as those made part of the 2026 Notes Indenture by reference to the Trust Indenture Act. The New 5.00% 2027 Notes will be issued under and governed by an indenture, dated as of February 20, 2018 between us and the Trustee (the “5.00% 2027 Notes Indenture”). The terms of the New 5.00% 2027 Notes will include those stated in the 5.00% 2027 Notes Indenture, as well as those made part of the 5.00% 2027 Notes Indenture by reference to the Trust Indenture Act. The New 4.75% 2027 Notes will be issued under and governed by the November Notes Indenture. The terms of the New 4.75% 2027 Notes will include those stated in the November Notes Indenture in respect of the New 4.75% 2027 Notes, as well as those made part of the November Notes Indenture by reference to the Trust Indenture Act. The 2020 Notes Indenture, November Notes Indenture, 8.375% 2021 Notes Indenture, the 6.25% 2021 Notes Indenture, the 2022 Notes Indenture, the 2024 Notes Indenture, the 2026 Notes Indenture and the 5.00% 2027 Notes Indenture are referred to herein collectively as the “Indentures.” The New Notes will constitute senior debt securities to be issued under the Indentures. The date of the closing of an Exchange Offer with respect to a series is referred to herein as the “Exchange Date.”

For purposes of this “Description of the New Notes,” we refer to the Original 6.625% 2020 Notes and the New 6.625% 2020 Notes, collectively, as the 6.625% 2020 Notes; the Original 2.95% 2020 Notes and the New 2.95% 2020 Notes, collectively, as the 2.95% 2020 Notes; the Original 8.375% 2021 Notes and the New 8.375% 2021 Notes, collectively, as the 8.375% 2021 Notes; the Original 6.25% 2021 Notes and the New 6.25% 2021 Notes, collectively, as the 6.25% 2021 Notes; the Original 2022 Notes and the New 2022 Notes, collectively, as the 2022 Notes; the Original 2024 Notes and the New 2024 Notes, collectively, as the 2024 Notes; the Original 2026 Notes and the New 2026 Notes, collectively, as the 2026 Notes; the Original 5.00% 2027 Notes and the New 5.00% 2027 Notes, collectively, as the 5.00% 2027 Notes; and the Original 4.75% 2027 Notes and the New 4.75% 2027 Notes, collectively, as the 4.75% 2027 Notes. Each series of New Notes will be part of the same series as the corresponding Original Notes and will be issued under the applicable Indenture (as defined herein) pursuant to which the corresponding Original Notes were issued.

The Company is issuing each series of New Notes in exchange for corresponding Original Notes. Each series of New Notes offered hereby and any corresponding Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the applicable Indenture, including for purposes of determining whether the required percentage of holders have given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of the holders.

We urge you to read the applicable Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial owner of the New Notes. Any Original Notes of a series that remain outstanding after completion of the Exchange Offers, together with the applicable series of New Notes, will be treated as a single class of securities under the applicable Indenture in respect of such series of Notes. You may request copies of the Indentures from us at our address set forth under “Where You Can Find More Information” in this prospectus. Capitalized terms used herein but not defined in this section have the meanings specified in the Indentures. As used in the following description, the terms “Lennar,” “we,” “us,” “our” and “Company” refer to the Lennar Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

General

Each series of New Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

The New Notes of each series will be issued in denominations of $2,000 principal amount and integral multiples of $1,000 in excess of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office or agency in New York, New York.

The aggregate principal amount of the New Notes offered here by will be equal to the aggregate principal amount of the applicable series of Original Notes that are validly tendered and accepted by the Company, which will be up to $3,562,407,000 comprised as follows:

•	$267,708,000 aggregate principal amount of 6.625% Senior Notes due 2020, maturing on May 1, 2020;

•	$300,000,000 aggregate principal amount of 2.95% Senior Notes due 2020, maturing on November 29, 2020;

•	$397,610,000 aggregate principal amount of 8.375% Senior Notes due 2021, maturing on January 15, 2021;

•	$291,965,000 aggregate principal amount of 6.25% Senior Notes due 2021, maturing on December 15, 2021;

•	$240,805,000 aggregate principal amount of 5.375% Senior Notes due 2022, maturing on October 1, 2022;

•	$421,441,000 aggregate principal amount of 5.875% Senior Notes due 2024, maturing on November 15, 2024;

•	$395,535,000 aggregate principal amount of 5.25% Senior Notes due 2026, maturing on June 1, 2026;

•	$347,343,000 aggregate principal amount of 5.00% Senior Notes due 2027, maturing on June 15, 2027; and

•	$900,000,000 aggregate principal amount of 4.75% Senior Notes due 2027, maturing on November 29, 2027.

The New Notes of each series will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes are general unsecured senior obligations of Lennar and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. The New Notes will be senior in right of payment to any subordinated indebtedness we may incur, and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. As of February 28, 2018, our subsidiaries had $1.5 billion of secured indebtedness.

The New 6.625% 2020 Notes will bear interest at a fixed rate per year of 6.625% with interest payable semiannually on each May 1 and November 1, beginning on November 1, 2018, to holders of record on the preceding April 15 and October 15, as the case may be. The New 2.95% 2020 Notes will bear interest at a fixed rate per year of 2.95% with interest payable semiannually, on each May 29 and November 29, beginning on November 29, 2018, to holders of record on the preceding May 15 and November 15, as the case may be. The New 8.375% 2021 Notes will bear interest at a fixed rate per year of 8.375% with interest payable semiannually on each January 15 and July 15, beginning on July 15, 2018, to holders of record on the preceding January 1 and July 1, as the case may be. The New 6.25% 2021 Notes will bear interest at a fixed rate per year of 6.25% with interest payable semiannually on each June 15 and December 15, beginning on June 15, 2018, to holders of record on the preceding June 1 and December 1, as the case may be. The New 2022 Notes bear interest at a fixed rate per year of 5.375% with interest payable semiannually on each April 1 and October 1, beginning on October 1, 2018, to holders of record on the preceding March 15 and September 15, as the case may be. The New 2024 Notes will bear interest at a fixed rate per year of 5.875% with interest payable semiannually on each May 15 and November 15, beginning on November 15, 2018, to holders of record on the preceding May 1 and November 1, as the case may be. The New 2026 Notes will bear interest at a fixed rate per year of 5.25% with interest payable semiannually on each June 1 and December 1, beginning on December 1, 2018, to holders of record on the preceding May 15 and November 15, as the case may be. The New 5.00% 2027 Notes will bear interest at a fixed rate per year of 5.00% with interest payable semiannually on each June 15 and December 15, beginning on June 15, 2018, to holders of record on the preceding June 1 and December 1, as the case may be. The New 4.75% 2027 Notes will bear interest at a fixed rate per year of 4.75% with interest payable semiannually on each May 29 and November 29, beginning on Novemeber 29, 2018, to holders of record on the preceding May 15 and November 15, as the case may be. Each series of New Notes will accrue interest from the most recent date on which interest has been paid on the corresponding Original Notes accepted in the Exchange Offers or, if no such interest has been paid as of the closing of the Exchange Offers, from the initial date from which interest accrued on the corresponding Original Notes in accordance with its terms. In each case, if the record date for the first interest payment date occurs on or prior to the Exchange Date, the record date for the first interest payment date will be deemed the close of business on the day prior to such interest payment date.

Interest on the New Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Each series of New Notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the New Notes on any national securities exchange or include the New Notes in any automated quotation systems.

Payments of principal of and interest on the New Notes issued in book-entry form will be made as described below under “Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the New Notes issued in definitive form, if any, will be made as described below under “Book-Entry Delivery and Form—Payment and Paying Agent.”

Interest payable on any interest payment date or the maturity date will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including (x) the most recent date on which interest has been paid on the corresponding series of Original Notes accepted in the Exchange Offers or (y) if no such interest has been paid on the corresponding series of Original Notes as of the closing of the Exchange Offers, the initial date from which interest accrued on the corresponding series of Original Notes accepted in the Exchange Offers in accordance with the terms of such series, if no interest has been paid or duly provided for with respect to the New Notes) to, but not including, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. The term “Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city where the corporate trust business of the Trustee with respect to the Indentures is principally administered at any particular time are required or authorized to close or be closed.

We may, without notice to or consent of the holders or beneficial owners of the New Notes, issue additional notes of a particular series having the same ranking, interest rate, maturity and/or other terms as a series of New Notes offered hereby (except for the offering price, date of issuance and, if applicable, the initial interest payment date); provided, that if such additional notes are not fungible with such New Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Any such additional notes issued will be considered part of the same series of New Notes under the applicable Indenture as the applicable New Notes offered hereby.

The Indentures do not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Redemption at Our Option

We may, at our option, redeem a series of Notes in whole or in part at any time and from time to time.

We may redeem any of the 6.625% 2020 Notes, 8.375% 2021 Notes or the 2022 Notes at any time or in part from time to time at a redemption price of such Notes equal to the greater of:

•	100% of their principal amount; or

•	the present value of the Remaining Payments (as defined below) on such Notes being redeemed, discounted to the date of the redemption, on a semi-annual basis, at the Treasury Rate applicable to such Notes plus 50 basis points (0.500%).

If we redeem any of the 2.95% 2020 Notes more than 60 days prior to their scheduled maturity date, the redemption price of such Notes will be equal to the greater of:

•	100% of their principal amount; or

•	the present value of the Remaining Payments on such Notes being redeemed, discounted to the date of the redemption, on a semi-annual basis, at the Treasury Rate applicable to such Notes plus 25 basis points (0.250%).

If we redeem any of the 2.95% 2020 Notes on or after the date that is 60 days prior to their scheduled maturity date, the redemption price of such Notes will be equal to 100% of the principal amount of such Notes being redeemed.

If we redeem any of the 6.25% 2021 Notes, 2024 Notes, 2026 Notes, 5.00% 2027 Notes or 4.75% 2027 Notes more than 180 days prior to their scheduled maturity date, the redemption price of such Notes will be equal to the greater of:

•	100% of their principal amount; or

•	the present value of the Remaining Payments on such Notes being redeemed, discounted to the date of the redemption, on a semi-annual basis, at the Treasury Rate applicable to such Notes plus 50 basis points (0.500%).

If we redeem any of the 6.25% 2021 Notes, 2024 Notes, 2026 Notes, 5.00% 2027 Notes or 4.75% 2027 Notes on or after the date that is 180 days prior to their scheduled maturity date, the redemption price will be equal to 100% of the principal amount of such Notes being redeemed.

In any redemption, we will also pay accrued interest on the Notes being redeemed to, but not including, the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Any redemption will be on at least 30, but not more than 60, days’ prior notice to the holders of such Notes.

If money sufficient to pay the redemption price of and accrued interest on the applicable series of Notes to be redeemed is deposited with the Trustee on or before the redemption date, beginning on the redemption date interest will cease to accrue on the applicable series of Notes (or the portion of them) called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer for a series of Notes as having a maturity comparable to the remaining term of such series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

“Comparable Treasury Price” means, with respect to a series of Notes and any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue for such series of Notes (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such series of Notes, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations for such series of Notes, the average of all such quotations.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means, with respect to (i) the 2.95% 2020 Notes and the 4.75% 2027 Notes, (A) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC; provided, however, that if any of them shall cease to be a primary U.S. government securities dealer in New York City (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us; and with respect to (ii) each series of Notes (other than the 2.95% 2020 Notes and the 4.75% 2027 Notes), (A) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC; provided, however, that if any of them shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer for a series of Notes and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue for such series of Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Payments” means, with respect to any Note of a series that is redeemed, the remaining payments of interest and the payment of principal (or the portion of the principal) that would have been due with regard to that Note after the actual redemption date (a) to the applicable scheduled maturity date but for such redemption in the case of the 6.625% 2020 Notes, 8.375% 2021 Notes or the 2022 Notes, (b) to the scheduled maturity date assuming that the scheduled maturity date was the day that is 60 days before the scheduled maturity date in the case of the 2.95% 2020 Notes and (c) to the applicable scheduled maturity date assuming that the scheduled maturity date was the day that is 180 days before the applicable scheduled maturity date in the case of the 6.25% 2021 Notes, 2024 Notes, 2026 Notes, 5.00% 2027 Notes or 4.75% 2027 Notes; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment with respect to such Note will be reduced by the amount of interest accrued with respect to such Note to such redemption date.

“Treasury Rate” means, with respect to any series of Notes and any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for such series of Notes, assuming a price for the Comparable Treasury Issue for such series of Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such series of Notes and for such redemption date.

The Guarantees

The guarantor Subsidiaries are all 100% owned by us. Each guarantor Subsidiary will, in the circumstances described below (but only in those circumstances), unconditionally guarantee, jointly and severally with the other Subsidiaries that are guaranteeing the New Notes, all of our obligations under the New Notes and the Indentures, including our obligations to pay principal, premium, if any, and interest with respect to the New Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or to other senior indebtedness of the guarantors. The obligations of each guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the applicable Indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with United States generally accepted accounting principles, or GAAP. While any of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries is guaranteeing the New Notes, its guarantee will be full and unconditional, and joint and several with the guarantees of all our other wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that are guaranteeing the New Notes, subject to limitations intended to prevent the guarantees from constituting fraudulent conveyances or fraudulent transfers under federal or state law.

The Indentures require that, except as described below, each of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries (other than finance company Subsidiaries and foreign Subsidiaries) guarantee the New Notes if that Subsidiary guarantees any of our (i.e., Lennar Corporation’s) Indebtedness or guarantees the obligations of any Subsidiary as a guarantor of our (i.e., Lennar Corporation’s) Indebtedness (each such Subsidiary, a “guarantor”). At the date of this prospectus, all of our wholly-owned Subsidiaries (other than our Subsidiaries that (1) engage in the mortgage banking business, (2) own, finance, manage or service real estate assets (i.e., the subsidiaries in our Rialto segment), (3) engage in the development, investment and management of commercial or mixed use properties, (4) engage in the development, investment and management of multi-family rental properties, (5) engage in the installation, development, ownership, servicing, sale or lease of solar power systems or sale of solar power, (6) are prohibited from delivering a guarantee by law, rule, regulation or an agreement, or (7) individually have a net worth of less than $10 million and collectively have an aggregate net worth of not more than $75 million) guarantee our obligations under the Credit Agreement (see “Other Indebtedness”). Accordingly, all of the Subsidiaries that guarantee our obligations under the Credit Agreement (except our finance company Subsidiaries and our foreign Subsidiaries) will guarantee the New Notes when they are issued.

The obligations of a guarantor will be automatically suspended, and that guarantor will not be a guarantor (but will remain a Restricted Subsidiary) and will not have any obligations with regard to the New Notes, during any period when the principal amount of our (i.e., Lennar Corporation’s) obligations or of any Subsidiary’s obligations as a guarantor of our (i.e., Lennar Corporation’s) obligations, in each case other than the New Notes and any other Indebtedness containing provisions similar to this, that the guarantor is guaranteeing totals less than $75 million. Additionally, if any guarantor is released from its guarantee (rather than a suspension of its guarantee) of the outstanding Indebtedness of us or the obligations of any Restricted Subsidiary as a guarantor of our Indebtedness, that guarantor will automatically be released from its obligations as a guarantor under the Indenture, and from and after the date of that release, that guarantor will cease to constitute a guarantor of the New Notes and will not be a Restricted Subsidiary.

The Indentures provide that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries (other than in each case to us or an affiliate of ours or any of our Subsidiaries), then that guarantor or the Person acquiring those assets (in the event of a sale or other disposition of all or substantially all of the assets of the guarantor) will be deemed automatically and unconditionally released and discharged from all of its obligations under each Indenture without any further action on the part of the Trustee or any Holder of New Notes.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes that are repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date that notice is sent, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered in response to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent provided for in the applicable Indenture to the Change of Control Offer and to the repurchase by us of Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered in response to its offer and not withdrawn.

To the extent that we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Lennar Notes and any other senior notes with similar provisions. We may not have sufficient funds to repurchase the Notes and the Existing Lennar Notes, as well as any other senior notes with similar provisions, for cash at that time. In addition, our ability to repurchase the Notes or our existing senior notes for cash may be limited by law or the terms of other agreements relating to our indebtedness that is outstanding at the time. The failure to make a required repurchase of the Notes or our existing senior notes would result in a Default under the Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations under it to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than to us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if, either:

(i)	(A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or

(ii)	(A) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2/3%, of our outstanding Voting Stock (measured by voting power rather than number of shares) and (B) immediately after such transaction or transactions, our Class A common stock is listed for trading on the New York Stock Exchange or The NASDAQ Global Market.

The term “person,” as used in this definition, has the meaning given to it in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination and with respect to a series of Notes, any member of our Board of Directors who (1) was a member of our Board of Directors on the date such series of Notes were initially issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on a series of Notes is lowered by at least two of the three Rating Agencies and such series of Notes is rated below an Investment Grade Rating by at least two of the three Rating Agencies (and, if there is a split among the three Rating Agencies, by the two Rating Agencies with the lowest rating), in any case on any day during the period (which period will be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 90 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of our intention to effect a Change of Control, and ending 90 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Certain Covenants

Limitation on Liens. We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties or assets, whether owned on the applicable Issue Date or thereafter acquired, unless:

•	if such Lien secures Indebtedness ranking equal in right of payment with such series of Notes, then such series of Notes is secured by a Lien on the same properties or assets on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•	if such Lien secures Indebtedness which is subordinated to such series of Notes, then such series of Notes is secured by a Lien on the same properties or assets and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of such series of Notes to the same extent as such Indebtedness is subordinated to such series of Notes; or

•	such Lien is a Permitted Lien (as defined below).

The following Liens are “Permitted Liens”:

•	Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•	Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•	Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•	Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•	Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which we or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•	Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•	Liens securing Indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which are given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which are limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•	Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•	easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties that are subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Consolidated Net Tangible Assets.

Sale and Leaseback Transactions. We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:

•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•	a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•	a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to (a) the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Notes) or (b) the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred, in each case, proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•	a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the applicable Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

•	a Sale-Leaseback Transaction (A) between us and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is us or a Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens which are not Permitted Liens, does not exceed 20% of Consolidated Net Tangible Assets.

Mergers and Consolidations. We may not consolidate with or merge into, or sell or lease our assets substantially as an entirety to, a Person unless, in the case of a series of Notes:

•	the resulting corporation or the person which acquires or leases our assets (if not us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation (if not us) expressly assumes all our obligations under such series of Notes and all the covenants in the applicable Indenture; and

•	immediately after the transaction, no Event of Default or event which, after notice or lapse of time or both, would be an Event of Default, will have occurred and continue.

Compliance Certificate

We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in each Indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default that occurred during the preceding fiscal year under the applicable Indenture. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of each Indenture, compliance is determined without regard to any grace period or requirement of notice under the applicable Indenture.

Events of Default; Notice and Waiver

The following will constitute “Events of Default” under each Indenture with respect to the series of Notes issued under such Indenture, subject to any additional limitations and qualifications included in such Indenture:

•	our failure to pay any interest on such series of Notes continuing for 30 days after it was due;

•	our failure to pay any principal or redemption price or repurchase price of such series of Notes when it is due;

•	our failure or the failure of any Restricted Subsidiary to fulfill an obligation to pay Indebtedness for borrowed money (other than any Non-Recourse Indebtedness incurred by us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million, and where such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case, within 30 days after such acceleration;

•	our failure to perform any other covenant or warranty in the Indenture with respect to such series of Notes, continuing for 60 days after written notice as provided in such Indenture;

•	final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•	certain events of bankruptcy, insolvency or reorganization with respect to (i) us or (ii) any Significant Subsidiary or group of subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) with respect to a series of Notes has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes of such series then outstanding may declare the principal amount of such series of Notes then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all Defaults (except the nonpayment of the principal and interest due on any Notes of such series that have become due by acceleration) and certain other conditions in the applicable Indenture are met, with certain exceptions, such declaration may be annulled and past Defaults may be waived by the Holders of a majority of the principal amount of the Notes of such series then outstanding as described below. In the case of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, the principal amount of the Notes will automatically become and be immediately due and payable.

Within 90 days after a Trust Officer in the Corporate Trust Office of the Trustee (as defined in the applicable Indenture) has knowledge of the occurrence of a payment Default or written notice of any Event of Default with respect to a series of Notes, the Trustee must send to all Holders of Notes of such series notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment Default on any of the Notes of such series, the Trustee will be protected in withholding such notice if and so long as a trust committee of officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Notes of such series; and provided, further, in the case of any Default with respect to a failure by us or any Restricted Subsidiary to fulfill an obligation to pay Indebtedness for borrowed money, no such notice to Holders shall be given until the end of the 30-day grace period referred to above.

The Holders of a majority in principal amount of outstanding Notes of a series will have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to Notes of such series, subject to certain limitations specified in the applicable Indenture.

The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of the Notes of such series or that would involve the Trustee in personal liability. Prior to taking any action under the applicable Indenture, with respect to Notes of such series the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Holders of a majority in principal amount of outstanding Notes of a series may waive any past Defaults under the applicable Indenture, except a Default relating to the non-payment of principal or interest on Notes of such series, a Default arising from our failure to redeem or repurchase any Notes of such series when required pursuant to the terms of the applicable Indenture or a Default in respect of any covenant that cannot be amended without the consent of each Holder of Notes of such series affected thereby.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing with respect to Notes of a series, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders of Notes of such series unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. No Holder of the Notes of such series may pursue any remedy under the applicable Indenture or the Notes of such series, except in the case of a Default due to the non-payment of principal or interest on the Notes of such series, unless:

•	the Holder has given the Trustee written notice of a Default;

•	the Holders of at least a majority in principal amount of outstanding Notes of such series make a written request to the Trustee to pursue the remedy;

•	the Trustee does not receive an inconsistent direction from the Holders of a majority in principal amount of outstanding Notes of such series; and

•	the Trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

To the extent any Holder or Holders request the Trustee to take any action, the Holder or Holders are required to offer to the Trustee indemnity or security reasonably satisfactory to it against any costs, liability or expense of the Trustee.

Each Indenture will require us (i) every year to deliver to the Trustee a statement as to performance of our obligations under such Indenture and as to any Default, and (ii) to deliver to the Trustee prompt notice of any Default.

Each Indenture will provide that if an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Payments of the redemption price, the Change of Control repurchase price, or principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modifications of the Indentures

With the consent of the Holders of not less than a majority in principal amount of the Notes of a series at the time outstanding, we and the Trustee may modify the applicable Indenture or the rights of the Holders of the Notes of such series. However, without the consent of each Holder of Notes that is affected, we cannot, among other actions:

•	extend the stated maturity of any Note of such series;

•	reduce the rate or extend the time for the payment of interest on any Note of such series;

•	reduce the principal amount of any Note of such series or the redemption price, or change the time at which or the circumstances under which the Notes of such series may or must be redeemed;

•	impair the right of a Holder to receive payment of principal of or interest on such Holder’s Notes on or after the due dates of such Notes or to institute suit for the payment of any Note of such series;

•	change the currency in which the Notes of such series are payable; or

•	release any guarantor except as provided in the applicable Indenture and described under “The Guarantees.”

In addition, without the consent of the Holders of all of the Notes of a series then outstanding, we cannot reduce the percentage of Notes of such series the Holders of which are required to consent to any such amendment or to waive a Default or Event of Default as described under “Events of Default; Notice and Waiver.”

We and the Trustee may modify the applicable Indenture without notice to or the consent of any Holder in order to make certain minor changes that do not adversely affect the Holders of the Notes issued under that Indenture and to conform the text of that Indenture or such Notes (or any guarantee of such Notes) under that Indenture to any corresponding provisions of the “Description of Debt Securities” or “Description of Notes” or similar provisions in any offering memorandum in respect of the applicable Notes (including any supplement).

Notices

Except as otherwise provided in this “Description of the New Notes” or the applicable Indenture, notices to Holders of the New Notes will be given by mail to the addresses of Holders of the New Notes as they appear in the Notes register; provided that notices given to Holders holding New Notes in book-entry form may be given through the facilities of DTC or any successor depositary.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of Lennar Corporation, or any successor or any subsidiary of the foregoing, as such, will have any liability for any obligations of Lennar Corporation or any Subsidiary under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Unclaimed Money

If money deposited with the Trustee or a Paying Agent for the payment of principal of, or premium, if any, or accrued and unpaid interest on, the Notes of a series remains unclaimed for two years, the Trustee and Paying Agent will pay the money back to us upon our written request. However, the Trustee and Paying Agent have the right to withhold paying the money back to us until they publish, at our expense, in a newspaper of general circulation in the City of New York, or mail to each registered Holder of Notes of such series, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or Paying Agent pays the money back to us, Holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the Trustee and the Paying Agent with respect to the money will cease.

Governing Law

The Notes and the Indentures, and any claim, controversy or dispute arising under or related to the Indentures or the Notes, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Reporting

Each Indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the Trustee within 15 days after they are filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed provided to the Trustee as of the time such documents are filed via EDGAR. In addition, if at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Form, Denomination, Exchange, Registration and Transfer

The New Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 principal amount and integral multiples of $1,000 in excess of that amount.

If there are certificated New Notes, Holders may present certificated New Notes for registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the Trustee.

Book-Entry, Delivery and Settlement

The Original Notes of each series were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Original Notes of each series are currently represented by one or more permanent global certificates in definitive, fully registered form without interest coupons.

The Original Global Notes were deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC.

The New Notes issued in exchange for the Original Notes of the corresponding series will be represented by one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities for its participating organizations that its participants (collectively, the “participants”) deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the NYSE and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.

We are providing the following descriptions of the operations and procedures of DTC to the Holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the dealer managers, initial purchasers or the Trustee takes any responsibility for these operations or procedures, and each Holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

•	Ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

As long as the New Notes are represented by one or more global notes, DTC’s nominee will be the Holder of the New Notes and therefore will be the only entity that can exercise a right to repayment, repurchase or conversion of the New Notes. Notice by participants or indirect participants or by owners of beneficial interests in a global note held through such participants or indirect participants of the exercise of the option to require purchase of beneficial interests in New Notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase.

New Notes represented by a global note will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) an Event of Default under the applicable Indenture occurs and is continuing.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the New Notes.

Payment and Paying Agent

We will maintain an office or agent in the United States where we will pay the principal on the New Notes, and a Holder may present New Notes for registration of transfer or exchange for other denominations, which shall initially be an office or agency of the Trustee.

Payments on the New Notes represented by the New Global Notes will be made to DTC, or its nominee, as the case may be, as the registered owner of the Global Notes, in immediately available funds.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under each Indenture and will be appointed by us as the initial Paying Agent, registrar, transfer agent and custodian with regard to the New Notes.

We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Bank of New York Mellon is the trustee under indentures relating to the Existing Lennar Notes and the Remaining CalAtlantic Notes. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Discharge of the Indentures

We may satisfy and discharge our obligations under each Indenture:

•	delivering to the Trustee for cancellation all outstanding Notes issued under such Indenture; or

•	depositing with the Trustee, after all outstanding Notes issued under such Indenture have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity, or otherwise, cash and/or U.S. Government Obligations sufficient to pay all of such outstanding Notes and paying all other sums payable under such Indenture by us with respect to such Notes.

Upon the deposit of such funds with the Trustee, such Indenture will, with certain limited exceptions, cease to be of further effect. The rights that would continue following the deposit of those funds with the Trustee are:

•	the remaining rights of registration of transfer, substitution and exchange of the Notes;

•	the rights of Holders under such Indenture to receive payments due with respect to the Notes issued under such Indenture and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, that are deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under such Indenture.

Certain Definitions

The following are definitions of certain of the terms used in each Indenture.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar Corporation and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(a)	all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to ASC No. 715;

(b)	investments in subsidiaries that are not Restricted Subsidiaries; and

(c)	all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.

“Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such Person, and all Indebtedness, contingent or otherwise, incurred or assumed by such Person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such Person for a period ending more than one year after the date as of which Funded Debt is being determined.

However, Funded Debt shall not include:

•	any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of Indebtedness, if permitted under the instrument creating or evidencing such Indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depositary either on or before the maturity or redemption date thereof;

•	any Indebtedness of such Person to any of its subsidiaries or of any subsidiary to such Person or any other subsidiary; or

•	any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such Indebtedness is limited to the assets of such projects.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to us or any Subsidiary, and without duplication:

(a)	the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s Indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);

(b)	all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(c)	all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;

(d)	all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(e)	all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

(f)	any Indebtedness or other obligations, excluding any operating leases we are, or any Subsidiary is, currently (or may become) a party to, described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the Indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and

(g)	any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any Indebtedness, obligation or liability of the kind described in clauses (a) through (f).

“Issue Date” means the date on which the applicable series of Original Notes were issued, or November 29, 2017 in the case of the Original 2.95% 2020 Notes and Original 4.75% 2027 Notes and February 20, 2018 in the case of all other Original Notes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Non-Recourse Indebtedness” means any of our Indebtedness or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such Indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, or breaches of warranties or representations in respect of Indebtedness, will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

“Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the Indenture); each such certificate will comply with Section 314 of the TIA and include the statements required under the applicable Indenture.

“Paying Agent” means the office or agency designated by us where the Notes may be presented for payment.

“Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

“Restricted Subsidiary” means (a) all existing wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries, other than finance company subsidiaries and any foreign Subsidiaries, and (b) all future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that become guarantors, in each case, until such time as such Subsidiary is released in accordance with the terms of the applicable Indenture. See “Description of the New Notes—The Guarantees.”

“Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar Corporation or a Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our Total Consolidated Stockholders’ Equity, in each case as of the end of the most recent fiscal year.

“Subsidiary” means (a) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (b) a partnership, of which we or any Subsidiary is the sole general partner and of which the Company or a Subsidiary owns at least 25% in value of the equity.

“Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered New Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offers. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, expatriates or former U.S. citizens or U.S. residents, insurance companies, brokers or dealers in securities or commodities, holders that use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt organizations, controlled foreign corporations (within the meaning of the Code), passive foreign investment companies (within the meaning of the Code), persons deemed to sell the Notes under the constructive sale provisions of the Code, persons holding the Notes in tax-deferred accounts, or persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” integrated security transaction or other risk reduction transaction. In addition, this discussion is limited to persons that hold the Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or non-U.S. tax laws. This summary is not binding on the Internal Revenue Service, or “IRS.” We have not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offers should not constitute a taxable exchange of the Original Note for U.S. federal income tax purposes. Rather, the Exchange Note a holder receives will be treated as a continuation of the holder’s investment in the corresponding Original Note surrendered in the exchange. Consequently, a holder should not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offers, the holder’s holding period for an Exchange Note should include the holding period for the Original Note exchanged pursuant to the Exchange Offers, and the holder’s tax basis in an Exchange Note should be the same as the adjusted tax basis in the Original Note immediately before such exchange.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the New Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans (together with Plans, “Benefit Plan Investors”). In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the New Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the New Notes satisfies these requirements.

An investor who is considering acquiring the New Notes with the assets of a Plan must consider whether the acquisition and holding of the New Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the New Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example, when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the New Notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d)

of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the New Notes satisfies the requirements, if any, under any applicable Similar Law.

The New Notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the New Notes will be deemed to represent and warrant to us and the Trustee that (1) (a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the New Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the New Notes; and (2) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the New Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

In addition, an investor that acquires the New Notes or any interest therein that is using assets of a Benefit Plan Investor, including any fiduciary acquiring a New Note on behalf of a Benefit Plan Investor (“Plan Fiduciary”), will be deemed to have represented by its acquisition of the New Note that:

(1) Lennar has not provided nor will it provide advice with respect to the acquisition of a New Note by the Benefit Plan Investor, other than to the Plan Fiduciary which is independent of Lennar, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Benefit Plan Investor; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times that the Benefit Plan Investor is invested in a New Note will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in a New Note in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Benefit Plan Investor of a New Note;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Benefit Plan Investor within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Benefit Plan Investor’s acquisition of a New Note;

(4) Lennar has not exercised any authority to cause the Benefit Plan Investor to invest in a New Note or to negotiate the terms of the Benefit Plan Investor’s investment in a New Note; and

(5) the Plan Fiduciary has been informed by Lennar: (a) that Lennar is not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Benefit Plan Investor’s acquisition of a New Note; and (b) of the existence and nature of the Lennar’s financial interests in the Benefit Plan Investor’s acquisition of a New Note. The above representations are intended to comply with the DOL fiduciary rule (DOL Reg. Section 29 C.F.R. 2510.3-21) generally, and in particular, DOL Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

The sale of any New Notes to a Benefit Plan Investor is in no respect a representation by any party or entity that such an investment meets all relevant legal requirements with respect to investments by Benefit Plan Investors generally or any particular Benefit Plan Investor, or that such an investment is appropriate for Benefit Plan Investors generally or any particular Benefit Plan Investor.

These offers are not a representation by us that an acquisition of the New Notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offers. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by such broker-dealer in the Exchange Offers. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed that, for a period of 180 days after the Exchange Offer registration statement is declared effective, to the extent permitted by applicable policies and regulations of the SEC, the use of this prospectus is permitted by all persons subject to the prospectus delivery requirements of the Securities Act with respect to the New Notes, including, to the extent permitted by applicable policies and regulations of the SEC, holders of the New Notes that are broker-dealers.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in the Exchange Offers and any broker-dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letters of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Offers and related guarantees will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s annual report on Form 10-K for the year ended November 30, 2017, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CalAtlantic Group, Inc. and subsidiaries for the year ended December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated by reference in the prospectus of Lennar Corporation for the registration of and exchange of $3,562,407,000 of Senior Notes, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LENNAR CORPORATION

PROSPECTUS

Offers to Exchange

up to $267,708,000 aggregate principal amount of its 6.625% Senior Notes due 2020 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 6.625% Senior Notes due 2020;

up to $300,000,000 aggregate principal amount of its 2.95% Senior Notes due 2020 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 2.95% Senior Notes due 2020;

up to $397,610,000 aggregate principal amount of its 8.375% Senior Notes due 2021 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 8.375% Senior Notes due 2021;

up to $291,965,000 aggregate principal amount of its 6.25% Senior Notes due 2021 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 6.25% Senior Notes due 2021;

up to $240,805,000 aggregate principal amount of its 5.375% Senior Notes due 2022 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 5.375% Senior Notes due 2022;

up to $421,441,000 aggregate principal amount of its 5.875% Senior Notes due 2024 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 5.875% Senior Notes due 2024;

up to $395,535,000 aggregate principal amount of its 5.25% Senior Notes due 2026 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 5.25% Senior Notes due 2026;

up to $347,343,000 aggregate principal amount of its 5.00% Senior Notes due 2027 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 5.00% Senior Notes due 2027;

up to $900,000,000 aggregate principal amount of its 4.75% Senior Notes due 2027 which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 4.75% Senior Notes due 2027;

Guaranteed by the guarantors named herein